Exhibit 3.2

AMENDMENT

Effective June 16, 2011, Article III (a) of the Articles of Incorporation of Real Mex Foods, Inc. is hereby amended and restated in its entirety to read as follows:

“(a) The authorized number of directors shall not be less than three (3) nor more than five (5). The number of directors shall be determined by the Board of Directors or by the shareholders.”